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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        August 28, 2000 (August 28, 2000)
                Date of Report (Date of earliest event reported)


COPART, INC.
(Exact name of registrant as specified in its charter)

          California                    0-23255               94-2867490
(State or other jurisdiction of  (Commission File Number)  (I.R.S. Employer
incorporation or organization)                             identification No.)

5500 E. Second Street                                            94510
Benicia, CA
(Address of Principal Executive Offices)                      (Zip Code)


                                 (707) 748-5000
              (Registrant's telephone number, including area code)

                                 Not Applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)


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This report contains forward-looking statements within the meaning of Section
27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those indicated in the forward-looking statements due to a number of factors including, but not limited to, as a result of the risk factors set forth below in this report as well as those set forth in the Company's Annual Report on Form 10-K and the other reports and documents that the Company files from time to time with the Securities and Exchange Commission.

Item 5. Other Events.

On August 28, 2000, Copart, Inc. ("Copart" or the "Company") announced that it has entered into an agreement to acquire up to 23 locations of the Sadisco chain of salvage auctions from Charles H. Powers. Mr. Powers owns or controls 23 out of a total 43 Sadisco franchise facilities located throughout the Southeastern United States. During calendar 1999, these 23 facilities generated gross auction proceeds that are estimated to exceed $180 million. The 23 locations occupy approximately 800 acres of real estate in seven states.

Under the terms of the agreement Copart expects to acquire the businesses and intangibles for approximately $46 million plus certain real estate. The exact purchase price is subject to adjustment based on the final number of facilities actually acquired which should be between 19 and 23. Copart expects to pay for the business with cash and new debt. The transaction is subject to federal regulatory and other approvals and is expected to close by the end of 2000.

Mr. Powers (70) has operated the businesses as a sole proprietorship since 1964. Financial statements are currently unaudited and prepared on an income tax/cash basis. For the calendar year ending December 31, 1998, the most recent period available, the businesses reported total assets of $10.4 million, including real estate and improvements with a book value of $7.3 million. The 1998 net revenues were $12.7 million. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $5.0 million and taxable income was $3.9 million. Under the income tax basis used for sole proprietorships, the businesses do not report accounts receivable, which are estimated to exceed $8.0 million.

Copart has engaged independent auditors to conduct an audit of Mr. Powers facilities for the 12 months ending July 31, 2000. The audited financial statements and pro-forma results will be filed at the closing of the transaction.

Copart will account for the transaction as a purchase. Goodwill from the transaction will be determined based on the audited results and the fair value of the facilities actually acquired. The goodwill is currently estimated to be approximately $31 million and will be amortized over 40 years. Real estate to be acquired includes up to 22 of the facilities. The purchase price for the real estate is approximately $34 million dollars. Copart does not expect the acquisition to be accretive to earnings in the fiscal year ending July 31, 2001.

Copart currently has in place a $50 million reducing revolving credit facility with a banking syndicate that has never been used and which matures in February 2002. The Company expects to obtain a new larger credit facility from the banking syndicate on similar terms that will replace the existing $50 million facility and be used to partially finance the Sadisco acquisition.

The pending acquisition involves a number of risks including Copart's ability to finance the acquisition and the associated costs through future cash flows, the diversion of management's attention to the integration of the companies, assets, operations and personnel; the introduction of new products and services into Copart's business; and the risk of loss of key employees. Our profitability may suffer if we are unable to successfully integrate and manage this acquisition, or if we do not generate sufficient revenue to offset the increased expenses associated with this acquisition.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


COPART, INC.

By: /s/ WAYNE R. HILTY
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    Wayne R. Hilty
    (Senior Vice President and Chief Financial Officer)

Dated: August 28, 2000